Exhibit 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2012 Financial Results

Seattle, WA – March 18, 2013 – Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced financial results for the fourth quarter and year ended December 31, 2012.

Financial Results

Total operating expenses for the three months ended December 31, 2012 were $9.1 million, compared to $11.0 million for the same period in 2011. Omeros received a $3.95 million payment from its insurer during the 2012 period as reimbursement for an expense recognized by Omeros in the third quarter of 2012. Excluding this reimbursement, Omeros’ operating expenses increased during the 2012 period related to advancing its MASP-2 program toward the clinic, marketing expenses in connection with the planned 2014 commercial launch of OMS302, and increased legal costs and employee compensation, including non-cash stock-based compensation. These increases were partially offset by lower expenses related to Omeros’ OMS302 and OMS103HP Phase 3 clinical programs and its PDE10, PDE7 and Plasmin programs.

Total operating expenses for the year ended December 31, 2012 were $42.9 million, compared to $31.9 million in 2011. The increase was primarily due to higher expenses related to Omeros’ OMS302 Phase 3 clinical program and marketing costs tied to the drug’s planned 2014 commercial launch, advancing its PDE10 and MASP-2 programs into and toward the clinic, respectively, the Company’s GPCR program, and increased legal costs and employee compensation, including non-cash stock-based compensation. These increases were partially offset by lower expenses in Omeros’ OMS103HP program and in several of its preclinical programs, including its PDE7 and Plasmin programs.

For the quarter ended December 31, 2012, Omeros reported a net loss of $7.7 million, or $0.30 per share, compared to a net loss of $10.2 million, or $0.46 per share, for the same period in 2011. For the year ended December 31, 2012, Omeros reported a net loss of $38.4 million, or $1.59 per share, compared to a net loss of $28.5 million, or $1.29 per share, in 2011.

At December 31, 2012, Omeros had cash and cash equivalents and short-term investments of $22.4 million. Omeros expects that, taking into account its at-the-market equity facility with MLV & Co. LLC and its committed equity line financing facility with Azimuth Opportunity Ltd., it has sufficient resources to fund anticipated operating expenses, capital expenditures and note payments for at least the next 12 months.

“In 2012, our lead program, OMS302 for lens replacement surgery, completed two successful Phase 3 clinical trials – we are preparing to submit the NDA and MAA in the coming months and are planning the drug’s commercial launch in 2014,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “OMS103HP, our product for arthroscopic surgery, delivered statistically significant and clinically important pain reduction in a Phase 3 clinical trial and will enter its next pivotal Phase 3 trial later this year. In addition, we are planning to report data soon from our PDE10 Phase 1 program for schizophrenia and cognitive disorders, and our MASP-2 and PDE7 programs are on track to enter the clinic this year. All of these programs, together with our GPCR program and the rest of our pipeline, provide us multiple opportunities for success in 2013.”

Fourth Quarter Highlights

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Announced the identification of compounds that interact selectively with four additional orphan G protein-coupled receptors (GPCRs), bringing the total number of orphans GPCRs unlocked by Omeros to 46, representing approximately 60 percent of the Class A orphan GPCRs. These four orphans – GPR65/TDAG8, GPR82, MRGE and MRGF – are linked to a series of important indications, including several types of cancer and inflammatory disorders, such as asthma (GPR65/TDAG8), appetite and body weight (GPR82) and pain (MRGE and MRGF). Omeros also recently announced its ability to unlock Class B orphan GPCRs.

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Reported positive data from its second pivotal Phase 3 clinical trial evaluating OMS302 in patients undergoing intraocular lens replacement surgery. OMS302 met its co-primary endpoints by demonstrating statistically significant (p<0.00001) maintenance of intraoperative mydriasis (pupil dilation) and statistically significant (p=0.0002) reduction of pain in the early postoperative period. Now with positive data from both trials in the OMS302 Phase 3 clinical program, Omeros plans to submit a New Drug Application with the U.S. Food and Drug Administration in the first half of 2013 and a Marketing Authorization Application with the European Medicines Agency in mid-2013. Omeros is building its marketing and sales capabilities in expectation of OMS302’s planned commercial launch in 2014.

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Announced promising data from the single-ascending-dose (SAD) study portion of its Phase 1 clinical trial evaluating OMS824, the lead compound in Omeros’ phosphodiesterase 10 (PDE10) program for schizophrenia and cognitive disorders. In this SAD study, OMS824 was well tolerated and demonstrated linear pharmacokinetics, a long half-life consistent with once daily dosing and good systemic exposure that resulted in the expected pharmacological effects in healthy subjects. With these encouraging data, Omeros advanced OMS824 to the next stage of the Phase 1 clinical program – the evaluation of multiple-ascending dosing (MAD) of the compound. Omeros expects to report data from this MAD trial in the near future.

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Completed the first Phase 3 clinical trial comparing OMS103HP to vehicle control in 344 patients undergoing arthroscopic partial meniscectomy surgery. The pre-specified primary endpoint was the Symptoms Subscale of the KOOS – a patient-reported measure that is comprised of questions about knee swelling, clicking, catching and stiffness. In addition, pain measured in the early postoperative period was a pre-specified secondary endpoint. Although the Symptoms Subscale of the KOOS did not reach statistical significance, OMS103HP achieved statistically significant (p=0.0003) reduction of postoperative pain. The pain reduction data were similar in magnitude to those in the Phase 2 clinical trial. Omeros expects to conduct two concurrent Phase 3 clinical trials with reduction of early postoperative pain as the pre-specified primary endpoint and to begin enrolling patients in the first of these two planned trials in the first half of 2013. Each of these two additional Phase 3 clinical trials will enroll substantially fewer subjects than were required for the first Phase 3 trial assessing KOOS as the primary endpoint given the increased statistical power associated with reduction in early postoperative pain shown in the Phase 2 and first Phase 3 meniscectomy clinical trials.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates, OMS302 for lens replacement surgery and OMS103HP for arthroscopy, are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, Omeros’ expectations that it has sufficient resources to fund operations for at least the next 12 months; that it will submit a New Drug Application and Marketing Authorization Application for OMS302 in 2013; that it will be able to market and sell OMS302 in 2014; when it will be able to announce data from its PDE10 Phase 1 program; that it will advance its MASP-2 and PDE7 programs into this clinic this year; that it will conduct two additional Phase 3 clinical trials evaluating OMS103HP, with enrollment in the first trial beginning in the first half of 2013; and that Omeros may have capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Revenue	$1,583	$1,143	$6,022	$4,524
Operating expenses:
Research and development	9,354	8,895	31,922	23,718
General and administrative	3,715	2,095	10,985	8,216
Litigation settlement	—	—	3,953	—
Litigation recovery	(3,953)	—	(3,953)	—

Total operating expenses	9,116	10,990	42,907	31,934

Loss from operations	(7,533)	(9,847)	(36,885)	(27,410)
Investment income	8	11	40	51
Interest expense	(369)	(536)	(1,729)	(1,884)
Other income, net	160	171	130	697

Net loss	$(7,734)	$(10,201)	$(38,444)	$(28,546)

Basic and diluted net loss per share	$(0.30)	$(0.46)	$(1.59)	$(1.29)

Weighted-average shares used to compute
basic and diluted net loss per share	25,886,586	22,378,753	24,155,690	22,212,351

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31, 2012	December 31, 2011
Cash and cash equivalents and short-term investments	$22,350	$24,570
Total assets	26,575	26,982
Total notes payable	20,103	19,446
Total current liabilities	9,318	18,985
Accumulated deficit	(214,577)	(176,133)
Total shareholders’ (deficit) equity	(6,531)	(5,554)